Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 2, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in segment operating performance measures discussed in Note Q, as to which the date is November 13, 2006, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of EMC Corporation, which appears in EMC Corporation’s Form 8-K filed on November 13, 2006.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

December 12, 2006